UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 6, 2008
Desert Capital REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

0-51344	20-0495883

(Commission File Number)	(IRS Employer Identification No.)

1291 Galleria Drive, Suite 200, Henderson, Nevada	89014

(Address of Principal Executive Offices)	(Zip Code)
(800) 419-2855

(Registrant’s Telephone Number, Including Area Code)
NONE.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 6, 2008, Desert Capital REIT, Inc. (the “Company”) entered into a Second Supplemental Indenture with The Bank of New York Trust Company, National Association, as successor to JPMorgan Chase Bank, National Association as Trustee (the “Supplemental Indenture”). The Supplemental Indenture amends certain of the terms of the Company’s Junior Subordinated Indenture dated as of June 16, 2006, as amended by the First Supplemental Indenture dated as of November 21, 2007 (the “Indenture”). The Company entered into the Supplemental Indenture to avoid being in default with respect to one of the financial covenants contained in the Indenture.
     The Supplemental Indenture amends the Indenture to provide that from December 31, 2007 and for a period of four consecutive calendar quarters ending on December 31, 2008 ( the “Reduced Covenant Period”), the Company shall not permit its tangible net worth to be less than $100,000,000, provided that the Company may request that the Reduced Covenant Period be extended for up to two extension periods of one calendar quarter each, with the first extension period ending on March 31, 2009 and the second extension period ending on June 30, 2009. Following the expiration of the Reduced Covenant Period, the Company’s tangible net worth must not be less than the sum of (i) $100,000,000 plus (ii) 75% of all proceeds of equity interests issued by the Company after June 16, 2006. In order for the Company to extend the Reduced Covenant Period, no event of default shall have occurred and the Company must have delivered to the Trustee for the benefit of the holders of preferred securities issued through a Delaware statutory trust, Desert Capital TRS Statutory Trust I, which is the Company’s subsidiary, a letter of credit in the amount of $2,100,000 prior to December 31, 2008, as described below.
     The Company agreed to establish a separate reserve bank account from which only the Trustee will have the right to make any withdrawals. The Company has agreed to make monthly deposits into the reserve account in the amount of 25% of its net income for such month until the reserve account has a balance of $2,100,000. Upon the occurrence of an event of default, the Trustee may apply amounts on deposit in the reserve account to amounts then due and owing or to become due and owing to the holders of the preferred securities, as directed by the holders of a majority in aggregate principal amount of the outstanding preferred securities. The Company has granted the Trustee, for the benefit of the holders of the preferred securities, a security interest in the reserve account.
     After a total of $2,100,000 has been deposited in the reserve account, the Company must deliver to the Trustee, for the benefit of the holders of the preferred securities, a letter of credit in the amount of $2,100,000. The Trustee will then release its security interest in the reserve account and the Company will regain all rights to the monies deposited in the reserve account.
     Until the letter of credit is deposited with the Trustee, the Company may not incur any debt without the prior written consent of the holders of a majority in aggregate principal amount of the outstanding preferred securities; provided, however, that the Company may continue to borrow up to $7,500,000 under its existing revolver and may assume debt in connection with foreclosure proceedings it initiates.
     During the Reduced Covenant Period, the Company may continue to pay dividends in an amount equal to the greater of the amount required to maintain its REIT status or $.025 per share of common stock per month. If, in any month, the aggregate dividend payments made by the Company exceed the amount deposited into the reserve account for that month, the Company must deposit 25% of any principal payment it receives from the payoff of any mortgage loan it holds, until it has deposited an amount equal to the difference between the aggregate amount of dividends paid for such month and the amount it deposited in the reserve account for such month. Following the expiration of the Reduced Covenant Period, this restriction on the Company’s payment of dividends is no longer in effect.

     The foregoing description of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d)  Exhibits.

10.1	Second Supplemental Indenture, dated as of June 6, 2008, between Desert Capital REIT, Inc., and The Bank of New York Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as Trustee
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 12, 2008

DESERT CAPITAL REIT, INC.
By:	/s/ Todd B. Parriott
Todd B. Parriott
Chief Executive Officer

Exhibit Index

Exhibit No.	Title
10.1	Second Supplemental Indenture, dated as of June 6, 2008, between Desert Capital REIT, Inc., and The Bank of New York Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as Trustee